UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 25, 2012

FOREST OIL CORPORATION (Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
The Share Purchase and Sale Agreement that Forest Oil Corporation ("Forest") entered into on April 11, 2012 (the "Forest SA Sale Agreement") with African International Energy PLC ("AIE"), Anschutz South Africa Corporation ("Anschutz SA"), Forest Exploration International (South Africa) (Proprietary) Limited ("Forest SA") and Anschutz Overseas (South Africa) (Proprietary) Limited has terminated. Pursuant to the Forest SA Sale Agreement, Forest had agreed to sell AIE all of the outstanding shares of Forest SA. Upon entering into the Forest SA Sale Agreement, AIE provided Forest with an option payment of $7 million (the "Option Payment") in the form of a letter of credit, in exchange for which AIE was given a period of 45 days (the "Option Period") to obtain financing to close on the transaction. At the end of the Option Period, if AIE chose not to proceed to closing Forest had the right to draw on the letter of credit. In order for AIE to proceed to closing it was to provide Forest with evidence it had obtained irrevocable funding commitments, satisfactory to Forest, sufficient to pay Forest $63 million in cash at Closing (subject to customary adjustments) and replace the letter of credit with $7 million in cash. After closing, AIE would have been obligated to pay Forest the following additional amounts: (i) $35 million upon the earlier of the successful negotiation of a sales agreement for natural gas to be produced from Offshore Petroleum Block 2A ("Block 2A") or the first sale of any such gas, and (ii) payments equivalent to $0.49 per mcfe for all additional incremental proved resources resulting from the first five development wells drilled on Block 2A and attributable to the interest currently held by Forest SA. The foregoing description of the Forest SA Sale Agreement only addresses consideration that would have been payable to Forest if the contemplated transaction had closed. There is no material relationship between the parties to the Forest SA Sale Agreement.

AIE has failed to provide Forest with satisfactory evidence it has obtained adequate financing to proceed to closing, and as a result Forest sent a letter to AIE on June 13, 2012, stating that the Forest SA Sale Agreement terminated as of the end of the Option Period on May 25, 2012. To date Forest has been unable to draw on the $7 million letter of credit and is considering its various remedies. Forest is now able to market Forest SA to any other potential buyers.

In connection with the termination of the Forest SA Sale Agreement, the Agreement between AIE and Forest Oil Netherlands B.V. ("Forest B.V."), Forest's wholly owned subsidiary and the holder of all of the issued and outstanding stock of Green River Electric Power Company ("Green River"), whereby AIE had agreed to purchase from Forest B.V. all of the Green River stock (the "Green River Sale Agreement"), also terminated in accordance with its terms.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)

June 15, 2012	By:	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV Senior Vice President, General Counsel and Secretary

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